Exhibit 4.3

EXECUTION COPY

THIRD SUPPLEMENTAL INDENTURE

dated as of June 22, 2011

with respect to the:

INDENTURE

Dated as of February 16, 2011

between

BLUE MERGER SUB INC.

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

THIS THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”) is entered into as of June 22, 2011 by and between Del Monte Corporation, a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture referred to below.

RECITALS

WHEREAS, the Company (as successor in interest to Del Monte Foods Company (“DMFC”), which was successor in interest to Blue Merger Sub Inc.) and the Trustee are parties that certain Indenture, dated as of February 16, 2011, as supplemented by the First Supplemental Indenture, dated as of March 8, 2011, and the Second Supplemental Indenture, dated as of April 26, 2011 (as supplemented, the “Indenture”), relating to the 7.625% Senior Notes due 2019 in original principal amount of $1,300,000,000 (the “Notes”).

WHEREAS, Section 901 of the Indenture provides, among other things, that the Company and the Trustee may from time to time and at any time amend the Indenture without the consent of any Holder to cure any ambiguity, omission, mistake, defect or inconsistency;

WHEREAS, there is a mistake in the maturity date as stated in Section 301 of the Indenture;

WHEREAS, all conditions precedent and requirements necessary to make this Third Supplemental Indenture a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled and the execution and delivery hereof have been all respects duly authorized; and

WHEREAS, pursuant to Section 903 of the Indenture, the Trustee is authorized to execute and deliver this Third Supplemental Indenture.

NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and intending to be legally bound hereby, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders as follows:

ARTICLE I

AMENDMENT TO SECTION 301

The second sentence of the second paragraph of Section 301 of the Indenture shall hereby be deleted in its entirety and replaced with the following:

The Stated Maturity of the Notes shall be February 15, 2019, and the Notes shall bear interest at the rate of 7.625% per annum from the Issue Date, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable on August 15, 2011 and semi annually thereafter on February 15 and August 15 in each year and at said Stated Maturity, until the principal thereof is paid or duly provided for and to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on February 1 and August 1 immediately preceding such Interest Payment Date (each, a “Regular Record Date”).

ARTICLE II

MISCELLANEOUS

2.1. The Trustee accepts the modification of the Indenture effected by this Third Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture. Without limiting the generality of the foregoing, the Trustee will not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or for or in respect of the recitals contained herein.

2.2. If and to the extent that any provision of this Third Supplemental Indenture limits, qualifies or conflicts with another provision included in this Third Supplemental Indenture or in the Indenture, in either case that is required to be included in this Third Supplemental Indenture or in the Indenture by any of the provisions of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939, as amended, such required provision shall control.

2.3. Nothing in this Third Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this Third Supplemental Indenture.

2.4. This Third Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the law of the State of New York.

2.5. The Section headings herein are for convenience only and will not affect the construction hereof.

2.6 This Third Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of which counterparts together shall constitute but one and the same instrument.

2.7 This Third Supplemental Indenture is an amendment supplemental to the Indenture, and the Indenture and this Third Supplemental Indenture will henceforth be read together.

[Signature pages follow]

DEL MONTE CORPORATION

By:	/s/ Richard L. French
Name:	Richard L. French

Title:	Senior Vice President, Treasurer, Chief Accounting Officer and Controller

[Signature Page to Third Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ John A. (Alex) Briffett
Name:	John A. (Alex) Briffett
Title:	Authorized Signatory

[Signature Page to Third Supplemental Indenture]